Exhibit 10.41

September 24, 2014

Douglas M. Steenland

Re: Service as Non-Executive Chairman on Travelport Worldwide Board of Directors

Dear Doug:

This Letter will set forth the terms of your service as Non-Executive Chairman on the Board of Directors (the “Board”) of Travelport Worldwide Limited (“Travelport Worldwide” or the “Company”), effective upon the pricing of the initial public offering of Travelport Worldwide (“IPO”) pursuant to the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on June 4, 2014 (the “Effective Date”). This letter amends the April 26, 2013 letter agreement between you and Travelport Limited (the “Prior Agreement”), which is assigned to Travelport Worldwide upon the Effective Date. Upon the Effective Date, except as amended herein, the Prior Agreement shall apply to your service on the Board of Travelport Worldwide, and constitutes the entire agreement between you and the Company regarding such matters.

Term. The current paragraph of the Prior Agreement is deleted and replaced with the following: You have agreed to serve on the Board on the terms set forth herein. This arrangement (including the Fee, except as otherwise agreed by you and the Company) shall continue until such time as you are not re-elected at an annual general meeting of Travelport’s shareholders, unless earlier terminated pursuant to Travelport’s bye-laws or applicable law or by you in accordance with the termination provisions below.

Fee. The third through six sentences in the paragraph titled “Fee” in the Prior Agreement are deleted and replaced with the following: The annual Fee is $475,000 as of the Effective Date (subject to change in accordance with the provisions of this Letter), to be paid as follows: (a) $150,000 in cash to be paid by the Company or one of its subsidiaries quarterly in arrears (with pro-rata payment for any partial quarter of service, as set forth in more detail below in the paragraph titled Termination) and (b) $325,000 in time-based restricted share units in Travelport Worldwide with one year cliff vesting (with the initial grant to be made upon the Effective Date, and future grants made annually thereafter), which will be subject to an award agreement that will be provided separately. The Fee will be reviewed as determined in accordance with the constitutional documents of the Company from time to time. This Letter, and the Fee under it, shall also cover your service as a member and/or chairperson of any committees of the Company or its subsidiaries.

In addition, upon the Effective Date, as a result of the IPO, the Performance-Based Option Shares, as set forth in Section 2.2(b) of the June 18, 2013 Director Option Award Agreement (the “Award Agreement”), are converted to Time-Based Option Shares, with fifty percent (50%) of such Options vesting on April 15, 2015 and the remaining fifty percent (50%) of such Options vesting on April 15, 2016, subject to your continuous service as Chairman of the Board through that vesting date, unless earlier vested pursuant to the terms of the Award Agreement.

Please would you countersign below and return it to me to indicate your agreement with this Letter.

Very truly yours,

Travelport Worldwide Limited

/s/ Terence Conley
By: Terence P. Conley
Its: Executive Vice President, Capability and Performance

Acknowledged and agreed:

/s/ Douglas M. Steenland
Douglas M. Steenland

cc:	Gordon Wilson, President and CEO
Rochelle J. Boas, SVP, Law